   As filed with the Securities and Exchange Commission on September 22, 1995
                                                Registration No. 33-_________
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                       ___________________________________

                                    FORM  S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________

                               WEGENER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                     81-0371341
        (STATE OR OTHER JURISDICTION                     (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

                             11350 TECHNOLOGY CIRCLE
                              DULUTH, GEORGIA 30136
                                  (770) 623-0096
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ROBERT A. PLACEK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             11350 TECHNOLOGY CIRCLE
                              DULUTH, GEORGIA 30136
                                  (770) 623-0096
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:
                             HELEN T. FERRARO, ESQ.
                            SMITH, GAMBRELL & RUSSELL
                      3343 PEACHTREE ROAD, N.E., SUITE 1800
                             ATLANTA, GEORGIA 30326
                                 (404) 264-2620

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
   TITLE OF EACH CLASS OF     AMOUNT TO BE    OFFERING PRICE         AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED    REGISTERED        PER SHARE       OFFERING PRICE(1)        FEE
-------------------------------------------------------------------------------------------------
Common Stock, par value
   $.01 per share               1,772,000        $11.50            $20,378,000           $7,027
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

                           --------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

PROSPECTUS


                                1,772,000 SHARES


                               WEGENER CORPORATION


                                  COMMON STOCK


     OF THE 1,772,000 SHARES OF COMMON STOCK OF WEGENER CORPORATION (THE "COMPANY") OFFERED HEREBY, 1,700,000 SHARES ARE BEING SOLD BY CERTAIN SHAREHOLDERS. IN ADDITION, 72,000 SHARES OF COMMON STOCK REPRESENT SHARES UNDERLYING OUTSTANDING COMMON STOCK PURCHASE WARRANTS OR OPTIONS, AND ARE BEING OFFERED FOR SALE TO THE PUBLIC BY THE HOLDERS OF SUCH WARRANTS AND OPTIONS UPON THE EXERCISE THEREOF. SUCH SECURITIES ARE EXERCISABLE AT PRICES RANGING FROM $2.4375 PER SHARE TO $3.00 PER SHARE. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE HOLDERS OF COMMON STOCK OR WARRANTS OR OPTIONS SELLING SHARES HEREUNDER ARE HEREINAFTER COLLECTIVELY REFERRED TO AS THE "SELLING SHAREHOLDERS." SEE "SELLING SHAREHOLDERS." THE COMPANY IS NOT OFFERING ANY SHARES FOR SALE HEREUNDER. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SHARES SOLD BY THE SELLING SHAREHOLDERS.

     THE COMMON STOCK IS QUOTED ON THE NASDAQ SMALL-CAP MARKET SYSTEM UNDER THE SYMBOL "WGNR." THE LAST SALE PRICE OF THE COMMON STOCK ON SEPTEMBER 20, 1995 AS REPORTED ON THE NASDAQ SMALL-CAP MARKET SYSTEM WAS $11.50 PER SHARE. SEE
"PRICE RANGE OF COMMON STOCK."

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
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                                                 PROCEEDS TO
                    PRICE TO    UNDERWRITING      SELLING        PROCEEDS TO
                     PUBLIC       DISCOUNT     SHAREHOLDERS(1)     COMPANY
-------------------------------------------------------------------------------
PER SHARE(2) ...... SEE TEXT      SEE TEXT        SEE TEXT
                     BELOW         BELOW           BELOW              $0
-------------------------------------------------------------------------------
TOTAL.............. SEE TEXT      SEE TEXT        SEE TEXT
                     BELOW         BELOW           BELOW              $0
--------------------------------------------------------------------------------
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(1)  THE SELLING SHAREHOLDERS HAVE ADVISED THE COMPANY THAT THEY PROPOSE TO
     OFFER FOR SALE AND TO SELL THE COMMON STOCK FROM TIME TO TIME UNTIL
     SEPTEMBER _____, 1997 THROUGH BROKERS IN THE OVER-THE-COUNTER MARKET, IN
     PRIVATE TRANSACTIONS, AND OTHERWISE, AT MARKET PRICES THEN PREVAILING OR
     OBTAINABLE.  ACCORDINGLY, SALES PRICES AND PROCEEDS TO THE SELLING
     SHAREHOLDERS WILL DEPEND UPON PRICE FLUCTUATIONS AND THE MANNER OF SALE.
     IF THE COMMON STOCK IS SOLD THROUGH BROKERS, THE SELLING SHAREHOLDERS WILL
     PAY BROKERAGE COMMISSIONS AND OTHER CHARGES (WHICH COMPENSATION AS TO A
     PARTICULAR BROKER-DEALER MAY BE IN EXCESS OF CUSTOMARY COMMISSIONS).
     EXCEPT FOR THE PAYMENT OF SUCH BROKERAGE COMMISSIONS AND CHARGES AND THE
     LEGAL FEES, IF ANY, OF THE SELLING SHAREHOLDERS, THE COMPANY WILL BEAR ALL
     EXPENSES IN CONNECTION WITH REGISTERING THE SHARES OFFERED HEREBY.  SUCH
     EXPENSES ARE ESTIMATED TO TOTAL APPROXIMATELY $24,000.  SEE "PLAN OF
     DISTRIBUTION."

     THIS PROSPECTUS ALSO RELATES TO SUCH ADDITIONAL SHARES AS MAY BE ISSUED TO
     THE SELLING SHAREHOLDERS BECAUSE OF FUTURE STOCK DIVIDENDS, STOCK
     DISTRIBUTIONS, STOCK SPLITS, OR SIMILAR CAPITAL READJUSTMENTS.

              THE DATE OF THIS PROSPECTUS IS SEPTEMBER ____, 1995

                              AVAILABLE INFORMATION

     The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

     The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the year ended
        September 2, 1994;
     2. The Company's Quarterly Report on Form 10-Q for the quarter ended December 2, 1994;
     3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 3, 1995;
     4. The Company's Quarterly Report on Form 10-Q for the quarter ended
        June 2, 1995; and
     5. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A of Telecrafter Corporation, predecessor to the Company, Registration No. 0-11003 as filed with the Securities and Exchange Commission on March 25, 1983.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Secretary, Wegener Corporation, 11350 Technology Circle, Duluth, Georgia 30136, telephone number (770) 623-0096.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY.


     WORKING CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING. The Company will require additional capital or other financing to finance its operations and continued growth. The Company may seek additional equity financing through the issuance of Common Stock upon the exercise of outstanding warrants and options or through the sale of securities on a public or a private placement basis on such terms as are reasonably attainable. There can be no assurance that the Company will be able to obtain such financing when needed, or that if obtained, it will be sufficient or on terms and conditions acceptable to the Company.

     NO HISTORY OF PROFITABILITY. For the past five fiscal years, the Company has not reported any profits for a full year of operations. As a consequence, the Company had an accumulated deficit of $2,909,423 at the end of the fiscal year ended September 2, 1994. The deficit was $2,934,389 at June 2, 1995. There can be no certainty regarding the Company's ability to achieve or sustain profitability in the future. Whether or not the Company is able to operate profitably, the Company will require additional capital to finance its operations. Management believes that the Company's ability to continue operations is dependent upon successfully obtaining additional funds through debt or equity financing to provide working capital and other funds for operations, and ultimately, the achievement of sustained profitability. There can be no assurance that the Company will be successful in achieving these goals.

     TECHNOLOGICAL CHANGE AND NEW PRODUCTS. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. Product introductions are generally characterized by increased functionality and better quality, sometimes at reduced prices. The introduction of products embodying new technology may render existing products obsolete and unmarketable. The Company's ability to successfully develop and introduce on a timely basis new and enhanced products that embody new technology, and achieve levels of functionality and price acceptable to the market will be a significant factor in the Company's ability to grow and to remain competitive. If the Company is unable, for technological or other reasons, to develop competitive products in a timely manner in response to changes in the industry, the Company's business and operating results will be materially and adversely affected.

     CONCENTRATION OF CUSTOMERS. The Company sells to a variety of domestic and international customers on an open-unsecured account basis. The customers principally operate in the cable television, broadcast business music, private network and data communications industries. One customer accounted for 18.6% of revenues in fiscal 1994, 13.3% of revenues in fiscal 1993, and 15.2% of revenues in fiscal 1992. Sales to a relatively small number of major customers have typically comprised a majority of the Company's revenues. This trend is expected to continue, and there can be no assurance that the loss of one or more of these customers would not have an adverse effect on the Company's operations.

     DEPENDENCE ON MANAGEMENT AND KEY EMPLOYEES. The Company's development, management of its growth and other activities depend on the efforts of key management and technical employees, and, in particular, Robert A. Placek and C. Troy Woodbury, Jr., the President and Chief Executive Officer and Treasurer and Chief Financial Officer, respectively. Competition for such persons is intense. The Company uses incentives, including competitive compensation and stock option plans, to attract and retain well-qualified employees. There can be no assurance, however, that the Company will continue to attract and retain personnel with the requisite capabilities and experience. The loss of one or more of the

Company's key management or technical personnel also could adversely affect the Company. The Company does not have employment agreements with its key management personnel or technical employees. The Company's future success is also dependent upon its ability to effectively attract, retain, train, motivate and manage its employees. Failure to do so could have a material adverse effect on the Company's business and operating results.

     COMPETITION. Although the Company believes that its competitive position for the Company's products is dominant in the cable television market and is stable in the market for its broadcast television electronics products, the competition for radio network products, including the Company's digital audio products, is very aggressive and pricing is very competitive. The Company's continued success in these markets will depend on aggressive marketing and product development.

     In addition, the competitive situation for data products is significantly different than that of cable television, and radio and television broadcasting products. Due to the large number of potential end users, both small and large competitors are expected to emerge. Although the Company believes it has positioned itself to capitalize on the market trends in this business through careful development of its product and market strategies, there can be no assurance that the Company will be successful in gaining market share in this sector.

     NO ASSURANCE OF CONTINUED TRADING MARKET IN COMPANY SECURITIES. The Company's Common Stock is traded on the Nasdaq SmallCap Market. There is no assurance that a public market for the Company's Common Stock will continue to be made or that persons purchasing the Company's securities will be able to avail themselves of a public trading market for the Common Shares in the future. There can be no assurance that the Company will remain in compliance with Nasdaq's continued listing requirements. If the Common Stock is delisted by Nasdaq, the trading market for the Common Stock will be adversely affected, as price quotations for the Common Stock will not be as readily obtainable.

     VOLATILITY OF STOCK PRICE. The Company's Common Stock has experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of the Company or other companies in the satellite communications industry or in the markets served by the Company. These and other factors may adversely affect the market price of the Common Stock.

     NO DIVIDENDS. The Company has never paid cash dividends on its Common Stock and has no plans to pay cash dividends in the foreseeable future. The policy of the Company's Board of Directors is to retain all available earnings for use in the operation and expansion of the Company's business.

                                   THE COMPANY

     Wegener Corporation (the "Company"), was formed in 1977 and is a Delaware corporation. The Company conducts its continuing business through Wegener Communications, Inc. (WCI), its wholly-owned subsidiary, and Wegener Communications International, Inc., a wholly-owned subsidiary of WCI. The Company's principal executive offices are located at 11350 Technology circle, Duluth, Georgia 30136 and its telephone number is (404) 623-0096.

     WCI was formed in April 1978 and is a Georgia corporation. Its wholly-owned subsidiary, Wegener Communications International, Inc., is a Small Foreign Sales Corporation. WCI manufacturers and distributes satellite communications electronics to cable television operators, radio and television broadcasters, the business music industry and to private network systems. Products are sold in international and domestic markets.

SATELLITE COMMUNICATIONS ELECTRONICS. WCI manufacturers electronics for the cable television, broadcast, business music, private network and data communications industries. WCI services all of the products that it sells.

     WCI manufacturers primarily high volume standard products. During fiscal 1994, the Company divested its low volume custom products operations and entered into a distributor agreement for the sale of these products.

     During fiscal 1995, WCI is continuing to produce and develop digital compression products. These products are in use worldwide in radio, cable television, and private business networks. In terms of new orders, compressed digital audio products are the fastest growing product segment for the Company. Orders for the Company's digital video products are currently very strong and will more than compensate for other areas which are being impacted due to shifts in technology. As expected, demand for the Company's analog products have begun to decline following market demand for, and the Company's emphasis on, digital technology.

DIGITAL COMMUNICATIONS. With ongoing breakthroughs in digital compression, digitized audio and video products have become increasingly important. In 1995, WCI began delivering its digital video products under a multi-year, multi-million dollar contract with Foundation Telecommunications, Inc. (FTI). FTI is using the WCI products to deliver distance learning programming to universities. Also announced in 1995 were orders from Dow Jones Investor Network and NBC Desktop Video for digital video products for use in subscription-based business information networks which deliver compressed video to PCs.

     WCI will manufacture broadcast quality digital video products for commercial program distribution under a licensing agreement with COMSAT Laboratories. The first orders have been received for these products with deliveries scheduled for the first half of fiscal 1996.

     Orders for WCI's digital audio products were received for new networks in Spain, France, Mexico, Colombia, Brazil, Finland, Germany, Belgium, Switzerland, Singapore, and the United States.

     The Company's data communications product bookings are also very strong in fiscal 1995. WCI manufactures satellite data receivers for Glenayre Technologies which are used to expand Glenayre's paging network. Reuters also chose WCI data equipment to expand distribution for its international news feed.

CABLE TELEVISION PRODUCTS. Manufactured products are widely employed in the cable industry to provide a variety of audio, data, and video services to cable subscribers. These products deliver high quality video and stereo sound to cable headends via satellite. This includes transmission of stereo sound associated with cable television programming, discrete audio-only services provided to cable systems, automated program delivery for regional sports networks, and distribution of pay-per-view movies.

     A wide variety of data transmission products are used to deliver specialized data services to cable headends and subscribers. These applications range from data to feed news services, weather and program guide graphics, delivery to personal computers, and control of cable subscribers' addressable converters.

     Other cable products are cue and control equipment for cable television networks. Cueing signals are used on advertising supported networks to permit affiliated cable systems to insert local commercials at appropriate times. Control equipment delivers switching commands from the network to provide program routing and blackouts.

     An additional product family of the cable television segment is graphic generators. These products deliver custom data by satellite that is graphically displayed on a subscriber's television. Products in this area were among the first generated by WCI. WCI has continued to add new products to this family to meet market demand.

RADIO AND TELEVISION BROADCASTING. Broadcasters use WCI equipment to distribute digital audio, analog audio, video, and cue/network control signals. Satellite based radio networks use WCI products to provide program audio and remote control of affiliate stations. Television networks use WCI products to deliver video, stereo sound, and data, as well as network management. Television stations use audio and data products for terrestrial microwave and fiber optic studio-to-transmitter links.

OPTICAL FIBER AND TERRESTRIAL MICROWAVE. Most of WCI's products used on satellite communications links are easily used on existing microwave or fiber circuits. Typical applications are voice and data circuits that accompany a television signal.

BUSINESS MUSIC. This market consists of suppliers of business music to retail restaurants, offices and retail establishments. WCI manufactures the equipment required to transmit audio and data from the business music supplier to the end user via satellite circuits. The equipment is controlled by the business music supplier using WCI's network control technology. Potential users of this WCI equipment include any business purchasing background music, foreground music or broadcast data. Success in this market will be determined by the capability of WCI to increase its production capability and to continue to reduce the manufacturing costs of receiver equipment.


                                USE OF PROCEEDS

     All of the shares of the Common Stock offered hereby are being offered and sold by the Selling Shareholders. Accordingly, the Company will not receive any of the proceeds from such sales.

                              SELLING SHAREHOLDERS


     The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of August 31, 1995 and as adjusted to reflect the sale of shares offered hereby, with respect to the Selling Shareholders.


                                         BENEFICIAL
                                          OWNERSHIP        NUMBER OF          BENEFICIAL
                                        PRIOR TO THE        SHARES             OWNERSHIP
                                          OFFERING        TO BE SOLD       AFTER THE OFFERING
                                      -----------------                    ------------------
NAME OF BENEFICIAL OWNER              SHARES    PERCENT  IN THE OFFERING   SHARES     PERCENT
------------------------              ------    -------  ---------------   -------    -------
Thomas Stafford                       130,000     1.5%       75,000         55,000        *
James H. Morgan, Jr.(1)                59,000(2)   *         25,000         34,000(2)     *
AT&T Corporation                      265,000     3.0%      265,000            0          -
Clearwater Small Cap Value Fund        76,600      *         50,000         26,600        *
Monsanto Master Fund                   75,300      *         50,000         25,300        *
Andrew E. Gold                         25,000      *         25,000            0          -
Paresco, Inc.                         225,000     2.6%      225,000            0          -
Richard Sinise                         50,000      *         50,000            0          -
Washington University                  59,700      *         41,000         18,700        *
Newell Company                         80,000      *         80,000            0          -
Fairfax County Public School          100,000     1.2%      100,000            0          -
Burlington Northern, Inc.              40,000      *         40,000            0          -
Tracor, Inc.                           18,700      *          8,400         10,300        *
SUPERVALU, Inc.                        50,280      *          9,000         41,280        *
Burroughs Wellcome Co.                 34,200      *         20,000         14,200        *
Inter-Regional Financial Group         36,800      *         30,000          6,800        *
Robinson Companies Profit
 Sharing Trust                         26,000      *         26,000            0          -
City of Pontiac, Michigan Police
 & Fire Retirement System              80,000      *         80,000            0          -
RR Donnelley & Sons                    60,000      *         30,000         30,000        *
Pension Reserves Investment
 Management Board                      70,600      *         70,600            0          -
The Kaufmann Fund, Inc.               393,000     4.5%      393,000            0          -
Jonathan Art                            7,000      *          7,000            0          -
Desmond Towey & Associates(3)          27,000(4)   *         27,000            0          -
Andrew E. Gold                         11,250(5)   *         11,250            0          -
Mitchell A. Metzman                    11,250(5)   *         11,250            0          -
Steven T. Newby                        22,500(5)   *         22,500            0          -
____________________

*    Less than 1%.
(1) Mr. Morgan is a director of the Company, and is a partner of Smith, Gambrell & Russell, counsel to the Company, which receives legal fees for services rendered.
(2)  Includes 6,000 shares subject to non-qualified stock options.
(3) Desmond Towey & Associates provides ongoing shareholder relations services to the Company.
(4)  These shares represent shares underlying a non-qualified stock option.
(5) These shares represent shares underlying Common Stock purchase warrants.

                              PLAN OF DISTRIBUTION

     Of the 1,772,000 shares of Common Stock being offered hereby for the benefit of the Selling Shareholders, 1,700,000 shares were originally issued by the Company in private placements to "accredited investors" pursuant to Regulation D promulgated by the Securities and Exchange Commission, which was completed in August 1995, and 72,000 shares underlie warrants or options to purchase Common Stock of the Company. The Company has agreed to register the shares for resale by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of such shares by the Selling Shareholders.

     The Selling Shareholders have advised the Company that they propose to offer for sale and to sell Common Stock from time to time during the next twenty-four months through brokers in the over-the-counter market, in private transactions, or otherwise, at market prices prevailing at the time of sale or at prices and terms then obtainable, in block transactions, negotiated transactions, or otherwise. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon market price fluctuations and the manner of sale.

     If the shares are sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges, including any transfer taxes (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders will also pay the fees and expenses of any counsel retained by them in connection with this offering. Except for the payment of such legal fees and expenses, brokerage commissions and charges, the Company will bear all expenses in connection with registering the shares offered hereby, which registration expenses are estimated to total approximately $24,000.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Smith, Gambrell & Russell, Atlanta, Georgia.


                                     EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.
                                        8

NO DEALER, REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ________________________

                               TABLE OF CONTENTS
                            ________________________

                                          PAGE
AVAILABLE INFORMATION . . . . . . . .        2
INCORPORATION OF CERTAIN
     DOCUMENTS BY REFERENCE   . . . .        2
RISK FACTORS  . . . . . . . . . . . .        3
THE COMPANY   . . . . . . . . . . . .        5
USE OF PROCEEDS . . . . . . . . . . .        6
SELLING SHAREHOLDERS  . . . . . . . .        7
PLAN OF DISTRIBUTION  . . . . . . . .        8
LEGAL MATTERS . . . . . . . . . . . .        8
EXPERTS   . . . . . . . . . . . . . .        8



                                1,772,000 Shares



                                     WEGENER

                                   CORPORATION




                                  COMMON STOCK




                              _____________________

                                   PROSPECTUS
                              _____________________








                             SEPTEMBER _____ , 1995

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are estimates of the fees and expenses payable by the Registrant in connection with the offer and sale of the Common Stock:


          SEC Registration Fee  . . . . . . . . . . .        $ 7,000
          Blue Sky Qualification Fees and Expenses. .            500
          Transfer Agent Fees . . . . . . . . . . . .            500
          Printing, Materials, and Postage  . . . . .          1,000
          Legal Fees and Expenses . . . . . . . . . .         10,000
          Accounting Fees and Expenses  . . . . . . .          5,000
          Miscellaneous Expenses  . . . . . . . . . .              -
                                                             -------

               TOTAL  . . . . . . . . . . . . . . . .        $24,000
                                                             -------
                                                             -------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation and By-laws provide for indemnification of directors and officers of the Company to the full extent permitted by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Company also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement.

        EXHIBIT NO.                  DESCRIPTION OF EXHIBIT
        -----------          ----------------------------------------------
          4.1                Loan and Security Agreement and Secured
                             Promissory Note dated June 21, 1994 by and between Wegener Communications, Inc. and the CIT Group/Credit Finance, Inc., respecting $4.5 million combined revolving credit note and term note (incorporated by reference from the 1994
                             Annual Report on Form 10-K, Exhibit 4.1)

          4.2 Loan Agreement, Promissory Note and Deed to Secure Debt, and Security Agreement dated February 27, 1987 between Bank South, N.A. and Wegener Communications, Inc. respecting $3.5 million Promissory Note (incorporated by reference from the 1990 Annual Report on Form 10-K, Exhibit 4.4)

          5.1                Opinion of Smith, Gambrell & Russell

         23.1                Consent of BDO Seidman, LLP

         23.2                Consent of Smith, Gambrell & Russell
                             (contained in their opinion filed as Exhibit 5.1 hereto)


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement orany material change to such information in the Registration Statement.

                    PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
                    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on this 21st day of September, 1995.

                                             WEGENER CORPORATION


                                         By: /s/ C. Troy Woodbury, Jr.
                                             -------------------------
                                             C. Troy Woodbury, Jr.
                                             Treasurer and Chief Financial
                                             Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS ROBERT A. PLACEK AND C. TROY WOODBURY, JR., AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WILL FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENT OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURES                         TITLE                  DATE
          ----------                         -----                  ----
     /s/ Robert A. Placek      President and Chief           September 21, 1995
------------------------------  Executive Officer
       ROBERT A. PLACEK         (Principal Executive Officer)


   /s/ C. Troy Woodbury, Jr.   Treasurer and Chief           September 21, 1995
------------------------------  Financial Officer
     C. TROY WOODBURY, JR.      (Principal Financial and
                                Accounting Officer)

    /s/ James H. Morgan, Jr.    Director                     September 21, 1995
-------------------------------
      JAMES H. MORGAN, JR.

        /s/ Joe K. Parks        Director                     September 21, 1995
-------------------------------
          JOE K. PARKS

                                  EXHIBIT INDEX


     EXHIBIT                                                SEQUENTIAL
     NUMBER                DESCRIPTION OF EXHIBIT            PAGE NO.
     -------               ----------------------           ----------

       5.1          Opinion of Smith, Gambrell & Russell
      23.1          Consent of BDO Seidman, LLP